Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Greenlane Holdings, Inc. on Form S-3 (File No. 333-257654) and Forms S-8 (File Nos. 333-259211 and 333-231419) of our report dated March 31, 2022, with respect to our audit of the consolidated financial statements of Greenlane Holdings, Inc. as of December 31, 2021 and for the year ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Greenlane Holdings, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, CA
March 31, 2022